3 k8oct26
UNITED STATES SECURITIES AND EXCHANGE COMMISION Washington, D.C. 20549
FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)October 26, 2001

Commission file number 0-18516

ARTESIAN RESOURCES CORPORATION
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(exact name of registrant as specified in its charter)

Delaware	51-0002090
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(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

664 Churchmans Road, Newark, Delaware 19702
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Address of principal executive officers

(302) 453 - 6900
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Registrant's telephone number, including area code

ARTESIAN RESOURCES CORPORATION

Item 5     Other Events

         Artesian Resources Corporation Announces Increased Earnings

Newark, DE, October 26, 2001 - Artesian Resources Corporation today announced increased revenues and net income for the quarter and the nine-month period ended September 30, 2001 as compared to the same periods last year. The increases in both the quarter and the nine-month periods are attributable to increased water sales revenues. Revenues last year were suppressed as a result of frequent rainfall during the summer months, which reduced customer outdoor water usage. Year-to-date revenues for 2001 reflect normal rainfall frequency during the summer months. In addition, revenues improved due to rate increases and the addition of new customers.
          Revenues for the nine months ended September 30, 2001 were $23,881,000, up 16% from $20,610,000 as recorded for the same period last year. Net income available to common shareholders was $2,586,000, up 40% compared to $1,848,000 for the same period in 2000. Basic and diluted earnings per share were $1.28 and $1.25, respectively, as compared to $0.92 and $0.90 for the nine months ended September 30, 2000.
          In 2001, Artesian began providing Contract Operation services to municipalities and other water service providers within the state of Delaware. In the last several months, the Company has entered into several contracts that are expected to generate revenue streams not impacted by fluctuations in weather. In addition, Artesian Wastewater Management Inc., the Company's wastewater subsidiary, also generates revenues that are not weather dependent. Continued growth in the Company's Contract Operation services and its Wastewater Operations is expected to help Artesian achieve more consistent revenue patterns. Dian C. Taylor, CEO and Chair of the Board said "Artesian is committed to providing quality water service throughout the state. Expanding into Contract Operations allows us the opportunity to extend our quality service beyond our customer base, benefiting both the community and our shareholders."
          In addition to historical facts or statements of current conditions, this press release contains forward-looking statements that involve risks and uncertainties. These risks and uncertainties could cause Artesian's actual results to differ materially from the presently anticipated results and expectations expressed in these forward-looking statements. These uncertainties include, but are not limited to, the Company's success in growing its Contract Operations and Wastewater services as a percentage of its overall business, the weather conditions in Delaware, and other economic, business, competitive and/or regulatory factors affecting Artesian's businesses generally. Given these risks and uncertainties, these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, Artesian does not intend (and is not obligated) to update publicly any forward-looking statements.

Artesian Resources Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
For the three months ended Sept. 30		For the nine months ended Sept. 30
2000	2001	2000	2001
	In thousands, except per share data
	(Unaudited)	(Unaudited)
OPERATING REVENUE	$8,947	$7,022	$23,881	$20,610
Net Income Applicable to Common Stockholders	$1,445	$622	$2,586	$1,848
Per Share Net Income Applicable to Common Stockholders

Basic	$0.71	$0.31	$1.28	$0.92
Diluted	$0.70	$0.30	$1.25	$0.90
Dividends per Share of Common Stock	$0.28	$0.275	$0.830	$0.825
Average Shares of Common Stock Outstanding
Basic	2,028	2,009	2,022	2,005
Diluted	2,070	2,045	2,063	2,044
Condensed Consolidated Balance Sheets
September 30, 2001		December 30, 2000
	(Unaudited)		(Unaudited)
ASSETS		In thousands
Utility Plant, at original cost less accumlated depreciations	$149,106		$134,038
Current Assets	8,093		6,402
Regulatory and Other Assets	3,873		3,967
	$161,072		$144,407
CAPITALIZATION AND LIABILITIES
Stockholders= Equity	$34,021	$32,829
Long Term Debt, Net of Current Portion	49,848	51,017
Current Liabilities	24,370	9,498
Advances for Construction	18,780	18,780
Contributions in Aid of Construction	26,619	25,663
Other Liabilities	7,434	6,620
	$161,072	$144,407

SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ARTESIAN RESOURCES CORPORATION
10/29/01      /s/Dian C. Taylor
Dian C. Taylor

President, CEO, and Chair of the Board
Artesian Resources Corporation and Subsidiaries

10/29/01      /s/David B. Spacht
David B. Spacht
Vice President, Chief Financial Officer, and Treasurer
Artesian Resources Corporation and Subsidiaries

Form 8K